Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Agreement”) is entered into between Timothy Go (“Executive”) and HF Sinclair Corporation (the “Company” and, together with Executive, the “Parties”) to further the mutually desired terms and conditions set forth below:

1. Separation Date. Executive’s last day of employment with the Company will be May 11, 2026 (the “Separation Date”).

2. Cessation of Roles; Resignation from Board. Executive acknowledges and agrees that any position or role Executive had as an officer, director, employee, representative or agent of the Company, its predecessors, its subsidiaries, or its affiliates shall end as of the Separation Date. As of the Separation Date, Executive resigns from the board of directors of the Company. Executive confirms that Executive’s resignation from the Company’s board of directors is not because of any disagreement regarding any matter relating to the Company’s operations, policies, or practices. Executive hereby waives his entitlement to notice of any meeting of the Company’s board of directors, during the period beginning on February 17, 2026 and ending on the Separation Date, that was not provided to Executive.

3. Final Wage Payment and Benefits. The following will be provided to Executive on or following the Separation Date, to the extent not already provided as of the Release Effective Date:

a. Final Wage Payment. The Company will pay Executive all wages earned and unpaid as of the Separation Date, payable within the time period required by law.

b. Accrued and Unused Vacation Time. Executive will receive the cash value of any accrued and remaining unused vacation as of the Separation Date, payable within the time period required by law.

c. Benefit Continuation. If Executive is enrolled in any health and welfare benefits plans maintained by the Company or any of its subsidiaries, the benefits provided under such plans will terminate on the Separation Date. Executive may elect to continue coverage under any group health plan maintained by the Company or its subsidiary in which Executive participates immediately prior to the Separation Date in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). Subject to Section 4(b), all costs associated with the continuation of such coverage will be Executive’s full responsibility from the Separation Date.

d. 401(k) Plan. Executive may exercise such options and privileges as are afforded Executive under the Company’s 401(k) Retirement Plan with respect to any account balance Executive has as of the Separation Date.

e. Expense Reimbursement. The Company will reimburse any reasonable and properly documented business expenses Executive incurred prior to the Separation Date in accordance with the Company’s policies regarding reimbursements.

Executive acknowledges that, except as expressly provided in this Agreement, Executive is not entitled to, and will not receive, any wages, compensation, payments, or benefits after the Separation Date.

4. Severance Benefits. For and in consideration for Executive’s execution of this Agreement and promises under this Agreement, and provided that Executive meets the conditions set forth in Section 6, the Company will provide Executive with the severance benefits set forth in this Section 4 (the “Severance Benefits”) in full satisfaction of the Company’s obligations to Executive pursuant to the HF Sinclair Corporation Severance Pay Plan (the “Severance Plan Plan”) and the Participation Agreement, dated as of November 10, 2022, to which the Executive is subject (the “Participation Agreement”).

a. Cash Severance Amount. The Company will provide Executive with cash payments in the aggregate amount of $4,735,000, payable in substantially equal monthly installments during the 12-month period beginning on the Separation Date; provided that any such installments that otherwise would be payable prior to the Release Effective Date (as defined in Section 6) will be accumulated and paid on the Company’s first regularly scheduled payroll date following the Release Effective Date.

b. COBRA Continuation Benefit. If Executive timely and properly elects COBRA, then during the 12-month period beginning on the Separation Date, Executive will be permitted to continue participation in the Company’s group health plan pursuant to COBRA at active employee rates and pursuant to the coverage election in effect for Executive immediately prior to the Separation Date.

5. Equity Award Vesting. As of the date of this Agreement, Executive holds the Awards described in this Section 5 (the “Outstanding Awards”), which were granted to Executive pursuant to the HF Sinclair Corporation Amended and Restated 2020 Long Term Incentive Plan, as amended (the “2020 LTIP”), and the Performance Share Unit Agreements and the Restricted Stock Unit Agreements referenced in this Section 5 (collectively, the “Award Agreements”). Notwithstanding anything in the 2020 LTIP or such Award Agreements to the contrary, for and in consideration for Executive’s execution of this Agreement and promises under this Agreement, and provided that Executive meets the conditions set forth in Section 6, the Outstanding Awards will vest to the extent set forth in this Section 5 (the “Equity Award Vesting”). Capitalized terms used but not defined in this Section 5 have the meanings assigned to them in the 2020 LTIP or the applicable Award Agreement.

a. 2024 PSUs. With respect to the 94,160 outstanding Performance Share Units that were granted pursuant to the Performance Share Unit Agreement dated as of November 7, 2023, effective as of the Release Effective Date, 77,024 of such Performance Share Units will remain outstanding and will become Vested to the extent, if any, that the applicable performance measures set forth in such Performance Share Unit Agreement are achieved for the entire Performance Period. The shares of Stock that are subject to any such Performance Share Units that become Vested will be issued to Executive in settlement of such Performance Share Units as soon as reasonably practicable after the end of such Performance Period and in no event later than December 31, 2026.

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b. 2024 RSUs. With respect to the 16,901 outstanding Restricted Stock Units that were granted pursuant to the Restricted Stock Unit Agreement dated as of November 7, 2023, effective as of the Release Effective Date, 7,674 of such Restricted Stock Units will become Vested, and 7,674 shares of Stock will be issued to Executive in settlement of such Restricted Stock Units by no later than 30 days after the Release Effective Date.

c. 2025 PSUs. With respect to the 137,509 outstanding Performance Share Units that were granted pursuant to the Performance Share Unit Agreement dated as of November 12, 2024, effective as of the Release Effective Date, 67,336 of such Performance Share Units will remain outstanding and will become Vested to the extent, if any, that the applicable performance measures set forth in such Performance Share Unit Agreement are achieved for the entire Performance Period. The shares of Stock that are subject to any such Performance Share Units that become Vested will be issued to Executive in settlement of such Performance Share Units as soon as reasonably practicable after the end of such Performance Period and in no event later than December 31, 2027.

d. 2025 RSUs. With respect to the 49,364 outstanding Restricted Stock Units that were granted pursuant to the Restricted Stock Unit Agreement dated as of November 12, 2024, effective as of the Release Effective Date, 11,577 of such Restricted Stock Units will become Vested, and 11,577 shares of Stock will be issued to Executive in settlement of such Restricted Stock Units by no later than 30 days after the Release Effective Date.

e. 2026 PSUs. With respect to the 118,139 outstanding Performance Share Units that were granted pursuant to the Performance Share Unit Agreement dated as of November 11, 2025, effective as of the Release Effective Date, 19,249 of such Performance Share Units will remain outstanding and will become Vested to the extent, if any, that the applicable performance measures set forth in such Performance Share Unit Agreement are achieved for the entire Performance Period. The shares of Stock that are subject to any such Performance Share Units that become Vested will be issued to Executive in settlement of such Performance Share Units as soon as reasonably practicable after the end of such Performance Period and in no event later than December 31, 2028.

f. 2026 RSUs. With respect to the 63,615 outstanding Restricted Stock Units that were granted pursuant to a Restricted Stock Unit Agreement dated as of November 11, 2025, effective as of the Release Effective Date, 10,365 of such Restricted Stock Units will become Vested, and 10,365 shares of Stock will be issued to Executive in settlement of such Restricted Stock Units by no later than 30 days after the Release Effective Date.

For clarity, (i) the portions of the Outstanding Awards that are not eligible to become Vested on or after the Release Effective Date will be forfeited on the Separation Date, (ii) any Performance Share Units that are eligible to become Vested after the Release Effective Date and that do not become Vested because the applicable performance measures were not achieved will be forfeited as of the last day of the applicable Performance Period, and (iii) Executive waives and will have no entitlement to (A) the 286,463 shares of Stock, in aggregate, that are subject to the portions of the Outstanding Awards that are forfeited on the Separation Date or (B) the shares of Stock that are subject to any such Performance Share Units that are forfeited as of the last day of the applicable Performance Period.

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6. Conditions. Executive’s entitlement to the Severance Benefits and the Equity Award Vesting is conditioned on Executive’s (a) signing this Agreement within the twenty-one (21) day period beginning on the Separation Date, (b) not revoking this Agreement during the seven-day period beginning on the date that Executive signs this Agreement, and (c) continued compliance with the Continuing Obligations (as defined in Section 11). If Executive timely signs this Agreement and does not revoke this Agreement during the seven-day period beginning on the date that Executive signs this Agreement, then this Agreement will become effective on the eighth day after the date that Executive signs this Agreement (such eighth date, the “Release Effective Date”).

7. General Release.

a. Executive, on behalf of himself and his heirs, beneficiaries and personal representatives, hereby releases, acquits and forever discharges the Company, its subsidiaries, affiliates, predecessors, owners, shareholders, directors, officers, employees, former employees, partners, attorneys, agents and assigns, and all other persons, firms, partnerships, or corporations in control of, under the direction of, or in any way presently or formerly affiliated or associated with the Company (collectively, the “Released Parties”), of and from all claims, charges, complaints, liabilities, obligations, promises, agreements, contracts, damages, actions, causes of action, suits, accrued benefits or other liabilities of any kind or character, whether known or hereafter discovered, arising on or before the date of Executive’s execution of this Agreement, arising from or in any way connected with or related to Executive’s employment with the Company and/or the termination of Executive’s employment with the Company, including, without limitation, allegations of wrongful termination, discrimination, retaliation, breach of contract, promissory estoppel, retaliatory discharge, constructive discharge, discharge in violation of any law, common law, statute, regulation, or ordinance providing whistleblower protection, discharge in violation of public policy, intentional infliction of emotional distress, negligent infliction of emotional distress, defamation, harassment, sexual harassment, invasion of privacy, any action in tort or contract, any violation of any federal, state, or local law, including, without limitation, any violation of the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq., as amended by the Older Workers’ Benefits Protection Act (collectively, the “ADEA”), Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq., the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Equal Pay Act, 29 U.S.C. § 206, the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001, et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601, et seq., the Fair Credit Reporting Act, 15 U.S.C. § 1681, et seq., the Sarbanes-Oxley Act, 18 U.S.C. § 1514A, et seq., the Dodd-Frank Wall Street Reform and Consumer Protection Act 15 U.S.C. § 78u-6(h), the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101, et seq., the Texas Commission on Human Rights Act, Tex. Lab. Code § 21.001, et seq., the Texas Workers’ Compensation Act, Tex. Lab. Code § 451.00, et seq., Texas Payday Law, Tex. Lab. Code § 61.011, et seq., Texas Uniform Trade Secrets Act (“TUTSA”) (Tex. Civ. Prac. & Rem. Code Ann. §§ 134A.001 to 134A.008), Jury Duty Leave (Tex. Civ. Prac. & Rem. Code Ann. §§ 122.001 to 122.003), Military Service Leave (Reemployment After Leave) (Tex. Gov’t Code Ann. § 437.204), or any other employment

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or civil rights act, and any and all claims for pay, bonuses commissions, accrued but unused vacation, paid time off, reimbursement, contribution, severance pay, equity awards or benefits under any compensation or employee benefit plan, program, policy, contract, agreement or other arrangement of Released Parties, but excluding any claim for unemployment compensation, any claim for workers’ compensation benefits, any benefits that Executive is entitled to receive under any Company plan that is a qualified plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), or is a group health plan subject to COBRA, any right of Executive to coverage under any insurance policy (including, but not limited to, any D&O policy) maintained by the Company, any right of Executive to indemnification or advancement of expenses pursuant to the Amended and Restated By-Laws of the Company, effective as of February 3, 2024, as may be amended for the benefit of officers and directors from time to time, or the Director and Officer Indemnification Agreement, dated as of June 9, 2020, by and between HollyFrontier Corporation, a Delaware corporation, and Executive, and this Agreement does not waive rights not permitted to be waived by law.

b. The Company, on behalf of itself and its controlled affiliates, hereby releases, acquits and forever discharges the Executive of and from all claims, charges, complaints, liabilities, damages, actions, causes of action, suits, or other liabilities of any kind or character, whether known or hereafter discovered, arising on or before the date of Executive’s execution of this Agreement, arising from or in any way connected with or related to Executive’s employment with the Company, that may be waived and released by law, with the exception of claims arising out of or attributable to any of the following: (a) events, acts, or omissions taking place after the Company’s execution of this Release; (b) fraud, theft, illegal acts, or embezzlement, if any, by the Executive; or (c) recoupment of recoverable compensation under the Company’s Mandatory Clawback Policy.

8. Executive Agreements. Executive understands and agrees that Executive: (a) has carefully read and fully understands all of the provisions of this Agreement; (b) has been given at least a full twenty-one (21) days within which to consider this Agreement before executing it; (c) is, through this Agreement, releasing the Released Parties from any and all claims Executive may have against them, to the extent set forth in this Agreement; (d) knowingly and voluntarily agrees to all of the terms set forth in this Agreement; (e) knowingly and voluntarily intends to be legally bound by this Agreement; (f) is advised by this writing to consult with an attorney prior to executing this Agreement; (g) had the opportunity to consult with an attorney before executing this Agreement; (h) has been given a full seven (7) calendar days following Executive’s execution of this Agreement to revoke this Agreement; (i) understands that rights or claims under the ADEA that may arise after the date Executive executes this Agreement are not waived; (j) agrees that the Severance Benefits and the Equity Award Vesting that Executive is receiving under this Agreement in consideration of Executive’s signing and not revoking this Agreement is in addition to anything of value to which Executive already is entitled; and (k) understands that this Agreement shall not become effective or enforceable until the first calendar day after the expiration of the seven-day revocation period described above without Executive’s revocation. The Severance Benefits and the Equity Award Vesting shall not become payable or effective during the seven-day revocation period. To revoke this Agreement, Executive must deliver or cause to be delivered to Scott Nelson at [    ], an express written revocation, no later than 11:59 p.m. CDT on the seventh calendar day following the date Executive signs this Agreement.

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9. Rights Not Waived. Executive represents that he has not filed any charges, complaints or other proceedings against any Released Parties that are presently pending with any federal, state or local court or administrative or governmental agency. Notwithstanding Executive’s general release of liability, nothing in this Agreement should be construed as requiring a waiver of any claims, charges or causes of action arising on or before the date of Executive’s execution of this Agreement under the ADEA, or any rights guaranteed by law; and nothing in this Agreement prevents Executive from: filing any non-legally waivable claim (including a challenge to the validity of this Agreement) in court or with the EEOC, the National Labor Relations Board (“NLRB”) or comparable state or local agencies; participating in any investigation or proceeding conducted by the EEOC, NLRB or comparable state or local agency; or otherwise participating in protected concerted activity. However, Executive understands and agrees that Executive is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC, NLRB or comparable state or local agency proceedings or subsequent legal actions. In addition, notwithstanding Executive’s general release of liability, nothing in this Agreement should be construed as prohibiting Executive from reporting possible violations of federal law or regulation to any government agency or entity, making other disclosures that are protected under whistleblower provisions of law, or receiving an award or monetary recovery pursuant to the Securities and Exchange Commission’s (“SEC”) whistleblower program. Executive does not need the Company’s prior authorization to make such reports or disclosures and is not required to notify the Company that Executive has made any such SEC report or disclosure.

10. No Admission of Liability. The consideration cited above, and the promises contained in this Agreement, are not to be construed as an admission of liability or as evidence of unlawful conduct by the Company, all liability being expressly denied.

11. Continuing Obligations. Executive acknowledges and agrees that he is bound by, and will abide by, all of the obligations (collectively, the “Continuing Obligations”) set forth in the Participation Agreement and each of the Award Agreements, which Continuing Obligations will remain in full force and effect following the Separation Date in accordance with their terms and are incorporated by reference into this Agreement.

12. Complete Agreement. This Agreement will supersede any and all obligations any Released Parties might otherwise owe to Executive for any act or omission whatsoever that took place, or should have taken place, on or before the date this Agreement is executed by Executive. No other promises or representations have been made to Executive by the Company, or any other person purporting to act on behalf of the Company, except as expressly stated in this Agreement, and this Agreement (including, for clarify, the Continuing Obligations) constitutes the entire understanding and agreement between the Parties, and may only be modified or amended in a writing signed by both Parties.

13. Disability. Executive states that Executive is not presently affected by any disability which would prevent Executive from knowingly and voluntarily granting the releases in this Agreement, and further states that the promises made by Executive in this Agreement are not made under duress, coercion or undue influence.

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14. Cooperation. Executive shall make himself reasonably available to the Company (including its attorneys) to provide reasonable information and assistance as requested by the Company. Such information and assistance may include testifying (and preparing to testify) as a witness in any proceeding or otherwise providing information or reasonable assistance to the Company in connection with any investigation, claim or suit, and cooperating with the Company regarding any litigation, government investigation, regulatory matter, claim, or other disputed item involving the Released Parties that relate to matters within the knowledge or responsibility of Executive during Executive’s employment. The Company shall compensate Executive for time preparing, meeting, testifying and/or debriefing at an hourly rate of $1,000. If the Company requests Executive’s cooperation under this Section and the Company agrees that it is necessary for Executive to have separate counsel for that cooperation, then the Company agrees to pay the reasonable attorneys’ fees Executive incurs in connection with such cooperation.

15. Legal Fees. The Company hereby agrees to pay reasonable attorneys’ fees incurred by the Executive in connection with his employment and the negotiation and execution of this Agreement.

16. Return of the Company Property and Information. On the Separation Date, Executive shall promptly deliver to the Company all records, files, memoranda, correspondence, notebooks, notes, reports, customer lists, drawings, plans, documents, electronically stored information, and other documents and the like relating to the business of the Company or containing any privileged or confidential information relating to the Company, as well as all equipment, laptops, tablets, electronic storage devices, phones, keys, credit cards and badges. Executive further agrees to search for and then, after providing the Company with a copy, delete all of the Company’s information, whether or not privileged or confidential information, from all of Executive’s personal devices, including phones, tablets, computers and electronic storage devices, other than information that Executive may need for personal finances and tax filings.

17. References. The Company hereby agrees to provide a reference to any prospective employer, upon Executive’s request.

18. Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The section headings in this Agreement are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement, or of any part them.

19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to the conflict of laws provisions thereof.

20. Mediation and Arbitration. Any controversy, dispute or claim arising out of or relating to this Agreement, or its breach, will first be settled through good faith negotiation. If the dispute cannot be settled through negotiation, the Company and Executive agree to attempt in good faith to settle the dispute by confidential mediation administered by JAMS. If the Parties are

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unsuccessful at resolving the dispute through confidential mediation, the Parties agree to binding confidential arbitration administered by JAMS pursuant to its Employment Arbitration Rules & Procedures and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness. Judgment on the award may be entered in any court having jurisdiction. Notwithstanding any provision of this Agreement to the contrary, the Company may, in its sole discretion, choose to bring actions seeking a temporary restraining order or temporary/preliminary injunctive relief in court, with any requests for permanent injunctive relief to be resolved in confidential arbitration.

21. Injunctive Relief. Executive agrees and acknowledges that the Company and/or the other Released Parties would suffer irreparable harm, incur substantial damage, and would not have an adequate remedy at law for money damages if Executive breached this Agreement, including any of the Continuing Obligations. Accordingly, Executive acknowledges that, without the necessity of proving actual damages or posting bond or other security, the Company and/or the other Released Parties are entitled to temporary and permanent injunctive relief to prevent breaches of performance and to specific enforcement of applicable covenants in addition to any other remedy to which the Company and/or the other Released Parties may be entitled, at law or in equity. The Company shall also be entitled to the recovery of all attorneys’ fees and costs incurred by the Company in obtaining such relief. In such a situation, the Company and/or the other Released Parties may pursue any remedy available, including declaratory relief, concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation, of any of the provisions set forth in this Agreement, and the pursuit of any particular remedy is not to be deemed an election of remedies or waiver of the right to pursue any other remedy.

22. Withholding Taxes. The Company may withhold from all amounts payable under this Agreement all federal, state, local, domestic, and foreign taxes as shall be required pursuant to any law or governmental ruling or regulation as reasonably determined by the Company.

23. Counterparts and Electronic Signatures. For the convenience of the Parties, any number of counterparts of this Agreement may be executed, and each such executed counterpart shall be deemed an original, and all such counterparts together shall constitute one and the same instrument. Facsimile or .PDF transmission of an executed counterpart of this shall be deemed to constitute due and sufficient delivery of such counterpart, and such facsimile or .PDF signatures shall be deemed original signatures for purposes of enforcement and construction of this Agreement. The Parties agree that this Agreement may be electronically signed. The signatures of the Parties appearing on this Agreement are intended to authenticate this writing and to have the same force and effect as manual signatures.

24. Section 409A; Other Tax Matters. This Agreement is intended to provide payments that are exempt from, or that comply with, the provisions of Section 409A of the Code and related regulations and Treasury pronouncements (“Section 409A”), and this Agreement shall be interpreted accordingly (it being understood that the payment of any reimbursement hereunder shall be made in a manner exempt from, or in compliance with, Section 409A pursuant to the Company’s reimbursement policies). Executive acknowledges and agrees that Executive has obtained no advice from the Released Parties, or any of their officers, directors, employees, subsidiaries, affiliates, agents, attorneys or other representatives, and that none of such persons or entities have made any representation regarding the tax consequences, if any, of Executive’s receipt of the payments, benefits and other consideration provided for in this Agreement.

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COMPANY:

HF Sinclair Corporation

Eric L. Nitcher
Printed Name

/s/ Eric L. Nitcher
Signature

Executive Vice President, General Counsel
Title

May 11, 2026
Date

EXECUTIVE:

This Agreement will not be effective or enforceable, and no part of the Severance Benefits or the Equity Vesting will be provided, unless Executive (a) signs, dates and returns this Agreement to Scott Nelson at [    ] within the twenty-one (21) day period beginning on the Separation Date and (b) does not revoke this Agreement during the seven-day period beginning on the after the date that Executive signs this Agreement.

Timothy Go
Printed Name

/s/ Timothy Go
Signature

May 11, 2026
Date

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